EXHIBIT 10.1

FIRST AMENDMENT TO LEASE AND FIRST AMENDMENT TO FIRST AMENDED
AND RESTATED LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AND FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LICENSE AGREEMENT (the “First Amendment”), dated March 28, 2013, is by and between BASS LAKE REALTY LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108 (“Landlord”), and CLEARFIELD, INC., a Minnesota corporation, with an address of 5480 Nathan Lane, Suite 210, Plymouth, MN 55442, successor to APA Cables & Networks, Inc. (“Tenant” or “Assignee”).

WITNESSETH:

WHEREAS, Landlord and APA Cables & Networks, Inc. (“APA” or “Assignor”) entered into a Lease dated May 31, 2006 (as amended, the “Lease”), with respect to certain premises consisting of approximately 29,738 rentable square feet of space (the “Existing Premises”) in Bass Lake Business Centre, 5480 Nathan Lane, Plymouth, MN 55442 (the “Building”); and

WHEREAS, Landlord and Tenant entered into a First Amended and Restated License Agreement dated July 11, 2011, but effective as of July 1, 2011 (the “License Agreement”), with respect to certain licensed premises consisting of approximately 9,561 rentable square feet of space (the “Licensed Premises”) in the Building, pursuant to which Tenant shall be using and occupying the Licensed Premises, as a licensee, through March 31, 2013; and

WHEREAS, effective January 2, 2008, APA Enterprises, Inc., APA’s parent company changed its name to Clearfield, Inc. and consolidated APA into Clearfield, Inc. and Tenant assumed all of the obligations of APA as tenant under the Lease;

WHEREAS, Landlord and Tenant have agreed, as of April 1, 2013, to expand the Existing Premises to include both the Licensed Premises and an additional 7,284 rentable square feet of space in the Building (the “New Premises”, and collectively with the Licensed Premises, the “First Expansion Premises”); and

WHEREAS, in connection with such expansion of the Existing Premises, Landlord and Tenant desire to extend the term of the Lease through February 28, 2015; and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for the expansion of the Existing Premises and the extension of the Lease Term, all upon the terms and provisions set forth herein, and to make other modifications to the terms and provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant, agree as follows:

1.   Capitalized Terms.  Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease. The term “Lease”, as used in the Lease, shall include the Lease, as amended by all amendments thereto.

2.   Acknowledgement of Assignment.  Tenant hereby acknowledges and agrees that Tenant has assumed and has agreed to perform, fulfill and observe all of the covenants, conditions, agreements, obligations and liabilities of Assignor as tenant under the Lease. In addition, Tenant has unconditionally agreed to be bound by, pay, observe and perform all of the terms, covenants, conditions and obligations of tenant under the Lease from and after January 2, 2008. Tenant represents that it has, since January 2, 2008, and will continue to operate the Premises for the uses permitted by the Lease, and that it has provided to Landlord the insurance policies or certificates required by the Lease. Tenant further acknowledges receipt of a copy of the Lease attached hereto as Schedule A.

3.   Consent to Assignment.  Effective as of January 2, 2008, Landlord consents to the above assignment of Lease from Assignor to Assignee (the “Assignment”) and accepts Tenant as the tenant under the Lease. Landlord’s consent to the Assignment, however, does not constitute (a) consent by Landlord to any further assignments of the Lease, or (b) consent or approval by Landlord of any of the terms, covenants, conditions, provisions or agreements of the assignment of Lease from Assignor to Assignee, and Landlord shall not be bound thereby. Landlord’s consent to the Assignment shall not be construed (i) to modify, waive, impair or affect any of the covenants, agreements, terms, provisions or conditions of the Lease (except as modified herein), or to waive any breach thereof, or any rights of Landlord against any person, firm, partnership, association, limited liability company, or corporation liable or responsible for the performance thereof, or to enlarge or increase Landlord’s obligations under the Lease; or (ii) to create any covenant, representation or warranty, express or implied, on the part of Landlord with respect to Assignee’s use and enjoyment of the Premises, the fitness of the Premises for Assignee’s purposes, or any other matter arising out of or in connection with the Assignment.

4.   Tenant Name and Address.  The Lease is amended by inserting the name and address of Tenant (as set forth in the opening paragraph hereof) into the Lease, in place of the name of Assignee, in all instances in the Lease where the name and address of the tenant appears.

5.   Basic Terms.  Article I of the Lease is amended as follows:

a.    The definition of “Landlord’s Notice Address” is amended by deleting the name and address of “United Properties” and substituting the following in place thereof:

“Colliers International 4350 Baker Road Suite 400 Minnetonka, MN 55343 Attn: Bill Wardwell”

b.   The definition of “Premises” is amended by adding the following at the end of said definition (provided, however, Tenant is bound to lease the First Expansion Premises as of the date hereof):

“From and after April 1, 2013 (the “First Expansion Premises Commencement Date”), the Premises shall include (a) an additional approximately sixteen thousand eight hundred forty-five (16,845) rentable square feet of space located in the Building, and shown on Exhibit B attached hereto and made a part hereof (the “First Expansion Premises”), such that as of the First Expansion Premises Commencement Date the Premises shall contain a total of approximately forty-six thousand five hundred eighty-three (46,583) rentable square feet of space. The term “Premises” shall refer to the Existing Premises during such period of time during the Lease Term that the Tenant is leasing the Existing Premises only, and, from and after the First Expansion Premises Commencement Date, shall refer to the Existing Premises plus the Expansion Premises.”

The Lease is amended by deleting Exhibit B attached thereto and substituting such exhibit with Exhibit B attached hereto, which shows both the Existing Premises and the First Expansion Premises.

c.   The definition of “Tenant’s Pro Rate Share” is amended by adding the following at the end of such definition, “, provided, however, as of the First Expansion Premises Commencement Date, Tenant’s Pro Rata Share is 73.94%.”

d.    Notwithstanding anything to the contrary contained in the Lease, the Lease Term shall expire on February 28, 2015.

e.   As of the First Expansion Premises Commencement Date the definition of “Base Rent” is amended by deleting subsections (g) and (h) in their entirety and replacing such subsection with the following:

“(g) For the period beginning on November 1, 2012, and ending on March 31, 2013, five monthly payments, each in the amount of $20,593.56.

 (h) For the remainder of the Lease Term, the following specified amounts: “As to the Existing Premises

Dates	Annual Base Rent	Monthly Base Rent
April 1, 2013 – June 30, 2013	$247,122.72	$20,593.56
July 1, 2013 – November 30, 2014	$254,854.68	$21,237.89
December 1, 2014 – February 28, 2015	$262,500.32	$21,875.03

As to the Portion of the First Expansion Premises known as the “Licensed Premises”

Dates	Annual Base Rent	Monthly Base Rent
April 1, 2013 – November 30, 2013	$28,683.00	$2,390.25
December 1, 2013 – February 28, 2015	$35,853.72	$2,987.81

As to the Portion of the First Expansion Premises known as the “New Premises”

Dates	Annual Base Rent	Monthly Base Rent
April 1, 2013 – February 28, 2015	$32,778.00	$2,731.50”

f.   The definition of “Parking Spaces” is amended by adding the following at the end of said definition: “; provided, however, from and after the Expansion Premises Commencement Date, a total of one hundred twenty-seven (127) non-reserved parking spaces will be provided for Tenant in the parking area serving the Building.”

6.   Lease of Premises for Term.  Landlord and Tenant acknowledge and agree that the terms and provisions of Section 2.1 of the Lease apply to the Existing Premises from and after the date of the Lease and to the First Expansion Premises from and after the First Expansion Premises Commencement Date (provided that Tenant is bound to lease the First Expansion Premises from and after the date of this First Amendment). In addition, Landlord and Tenant acknowledge and agree that the Landlord’s Work applies with respect to the Existing Premises only.

7.   Total Operating Costs.  Landlord and Tenant acknowledge and agree that from and after the First Expansion Premises Commencement Date, Total Operating Costs will be payable with respect to the entire Premises (i.e., the Existing Premises, plus the First Expansion Premises), utilizing Tenant’s Pro-Rata Share as set forth in this First Amendment.

8.   Parking.  Section 8.4(c) of the Lease is amended by adding the following at the end of the first sentence thereof: “; provided, however, from and after the First Expansion Premises Commencement Date, Tenant shall be entitled to park in a total of one hundred twenty-seven (127) non-reserved parking spaces in the parking area serving the Building.”

9.    Existing Conditions.  Landlord and Tenant acknowledge that the terms and provisions of the first three sentences of Section 9.1 of the Lease apply to the First Expansion Premises as of the date of this First Amendment (and to the Existing Premises as of the date of the Lease), and that the remainder of said Section 9.1 applies to the Existing Premises only. Notwithstanding anything to the contrary contained herein, on April 1, 2013, the existing plumbing and HVAC systems and equipment in the New Premises shall be in good working order.

10.   License Agreement.  The License Agreement is amended by deleting the first sentence of paragraph 2 thereof and replacing such sentence with the following: “Licensee shall have the right to use and occupy the Licensed Premises beginning on July 1, 2011 through and including March 31, 2013 (the “License Term”).”

11.   Brokers.  Each of Landlord and Tenant represents to the other that the representing party has not dealt with any broker or agent in connection with this First Amendment, other than Colliers International and Tegra Group (collectively, the “Broker”), and no broker or agent, other than the Broker, negotiated this First Amendment. Each of Landlord and Tenant agrees to indemnify, defend and hold the other party and their respective agents and employees, harmless from and against any claims for a fee or commission made by any broker or agent, other than the Broker, claiming to have acted by or on such party’s behalf in connection with this First Amendment. Landlord agrees to pay to Broker, pursuant to the terms of a separate agreement, any commissions due as a result of this First Amendment.

12.   Remainder Binder.  It is mutually agreed that all covenants, conditions and agreements set forth in the Lease, as amended hereby, shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.   Ratification and Confirmation.  Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

14.   First Amendment Prevails.  Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this First Amendment shall be resolved in favor of the terms and provisions of this First Amendment.

15.   No Oral Modification.  This First Amendment shall not be modified except in writing signed by both parties hereto.

16.   Non-Binding Until Execution.  The submission of this First Amendment shall not constitute an offer and this First Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

17.   Authority.  Each party to this First Amendment represents and warrants for itself that all requisite organizational action has been taken in connection with this transaction, and the individual signing on behalf of such party represents and warrants that he/she has been duly authorized to bind such party by his/her signature.

18.   Counterparts.  This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original First Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart. Additionally, telecopied or pdf signatures may be used in place of original signatures on this First Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or pdf document, are aware that the other party will rely on the telecopied or pdf signatures, and hereby waive any defenses to the enforcement of the terms of this First Amendment based on the form of signature.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to be effective on the date first indicated above.

Landlord:

BASS LAKE REALTY LLC, a Delaware limited liability company

By:	/s/ Joseph A. Versaggi
	Name:	Joseph A. Versaggi
	Title:	Vice President

Tenant:

CLEARFIELD, INC., a Minnesota corporation

By:	/s/ Cheryl Beranek
	Name:	Cheryl Beranek
	Title:	President/CEO

EXHIBIT B-1
PLAN OF THE FIRST EXPANSION PREMISES

B-2-1